Securities Code: 3493

Date of publication: September 24, 2024

Start date of measures for electronic provision: September 17, 2024

To Our Unitholders

Advance Logistics Investment Corporation

1-105 Kanda-Jinbocho, Chiyoda-ku, Tokyo

Kenji Kousaka, Executive Director

Convocation Notice for 6th General Unitholders’ Meeting

It is with pleasure that we notify you of the 6th General Unitholders’ Meeting of ADL (the “General Unitholders’ Meeting”), which will be held as set out below.

If you are unable to attend, you may exercise your voting rights in writing, so please consider the Reference Materials for General Unitholders’ Meeting set out below, indicate your approval or disapproval of the proposals on the enclosed Form for Exercising Voting Rights, and then return the form so that it arrives by no later than 5:00 p.m. on Wednesday, October 9, 2024.

In accordance with Article 93, paragraph 1, of the Act on Investment Trusts and Investment Corporations (Act No. 198 of 1951 as amended, hereafter the “Investment Trusts Act”), ADL has made provisions for “deemed approval” in Article 14 of ADL’s Articles of Incorporation as set out below. Please, therefore, note that if you are unable to attend the General Unitholders’ Meeting and do not exercise your voting rights with the Form for Exercising Voting Rights, you will be deemed to have approved each of the proposals being discussed at the meeting except for cases that fall under the current stipulations inside the parentheses of Article 14, paragraph 1 and in paragraph 3 of the same article of the Articles of Incorporation.

(Excerpt from ADL’s Articles of Incorporation)

Article 14 Deemed Approval

1.	If a unitholder is not present at a general unitholders’ meeting and does not exercise his or her voting rights, the unitholder will be deemed to have approved the proposals submitted to the general unitholders’ meeting. (This does not include if more than one proposal is submitted and they are in conflict with each other in which case all the proposals shall be excluded.)
2.	The number of voting rights represented by the unitholders who are deemed to have approved the proposals under the preceding paragraph are counted in the number of voting rights represented by the unitholders present.
3.	(i) If a unitholder who has continuously had investment units representing at least one hundredth of the total outstanding investment units for the preceding six months or longer notifies the Investment Corporation (or both the Investment Corporation and the convenor, if the convenor is neither an executive director nor a supervisory director) of their intention to oppose the planned submission to a General Unitholders’ Meeting of a proposal regarding the matters specified below within two weeks from the earlier of either the date on which the Investment Corporation announces the planned submission on its website or the date on which the convenor announces it using a similar method, or (ii) if the Investment Corporation states its intention to oppose a proposal regarding the matters specified below in a convocation notice or announces it on its website, the preceding two paragraphs do not apply to such a proposal.

The merger described in this document involves securities of a Japanese company. The merger is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the merger, such as in the open market or through privately negotiated purchases.

(1)        Appointment or dismissal of executive directors or supervisory directors

(2)        Signing or canceling of asset management agreements with the asset management company

(3)        Dissolution

(4)        Merging of investment units

(5)        Waiver of responsibility of executive directors, supervisory directors, or accounting auditors

(6)        Approval of absorption-type or consolidation-type merger agreements

4.	Provisions in paragraphs 1 and 2 do not apply to the proposal to amend this article.

Please note that in convening the General Unitholders’ Meeting, ADL has taken measures for electronic provision of the information contained in the Reference Materials for General Unitholders’ Meeting, etc. (the electronic provision measures), which are posted as the “Convocation Notice for 6th General Unitholders’ Meeting” on ADL’s website on the Internet.

ADL’s website:

https://www.adl-reit.com/

In addition to the above website, the electronic provision measures are posted on the website of the Tokyo Stock Exchange (TSE). To view them, access the TSE website indicated below (TSE Listed Company Search), enter the issue name (investment corporation name) or securities code, click “Search,” and then select: “Basic information” -> “Documents for public inspection/PR information” -> “Notice of General Investors Meeting /Informational Materials for a General Investors Meeting.”

TSE website (TSE Listed Company Search): https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show

Meeting Details

1.	Time and Date	:	October 10, 2024 (Thursday), 10:00 a.m. (Reception to open at 9:30 a.m.)
2.	Location	:	Station Conference Tokyo, 5th floor, 503, Sapia Tower, 1-7-12 Marunouchi, Chiyoda-ku, Tokyo (Please see the Map of the Venue at the end of this notice.)
The venue this time will be different from the previous one. Please see the “Map of the General Unitholders’ Meeting Venue” at the end of this notice to make sure you head for the right venue.

3.	Matters that are the Purpose of the General Unitholders’ Meeting:
Matters for Resolution
	Proposal No. 1	:	Approval of Absorption-Type Merger Agreement with Mitsui Fudosan Logistics Park Inc.
	Proposal No. 2	:	Cancellation of Asset Management Agreement with Mitsui Fudosan Logistics REIT Management Co., Ltd.
	Proposal No. 3	:	Partial Amendments to the Articles of Incorporation

NB

◎ On the day of the meeting, please submit the enclosed Form for Exercising Voting Rights to the venue’s reception.

◎ Unitholders are requested to bring this notice when attending the Meeting, so as to enable us to save our resources.

◎ If a proxy will attend in your place, please submit the power of proxy together with the Form for Exercising Voting Rights to the venue’s reception. However, in accordance with Article 12, paragraph 1, of ADL’s Articles of Incorporation, the proxy must be an ADL unitholder with voting rights.

◎ If your Form for Exercising Voting Rights is returned to us but your vote for or against each of the proposals is not indicated, you will be deemed to have approved ADL’s proposals.

◎ No gifts will be prepared for the attendees of the General Meeting of Unitholders. Your understanding would be greatly appreciated.

◎ Method to notify amendments to the electronic provision measures or documents bearing the electronic provision measures

     If any change is made to the electronic provision measures or documents bearing the electronic provision measures, we will post the measures before the change and the measures after the change on ADL’s website (https://www.adl-reit.com/) and the TSE website mentioned above. We ask for your understanding.

◎ The results of resolutions of the General Meeting of Unitholders will be posted on ADL’s website (https://www.adl-reit.com/) as notice of resolutions of the General Meeting of Unitholders.

Reference Materials for General Unitholders’ Meeting

Proposals and References

Proposal No. 1: Approval of Absorption-Type Merger Agreement with Mitsui Fudosan Logistics Park Inc.

On August 5, 2024, Advance Logistics Investment Corporation (“ADL”) and Mitsui Fudosan Logistics Park Inc. (“MFLP-REIT”; ADL and MFLP-REIT are collectively referred to as “Each REIT”) resolved to undertake an absorption-type merger, with November 1, 2024 as the effective date of the merger, whereby MFLP-REIT will be the surviving corporation and ADL will be the dissolving corporation in the merger (the “Merger”), and executed a merger agreement (the “Merger Agreement”) to that effect. All unitholders are requested to agree to the purpose for the Merger as described below and approve the Merger Agreement.

1.        Purpose of the Merger

Looking at the Japanese economy, while being impacted by the sluggish pace of recovery of the global economy, its growth in exports and corporate activity has contributed to a gentle recovery trend since the convergence of the novel coronavirus disease (COVID-19). On the other hand, although the Bank of Japan has been normalizing its monetary policy as economic and social activities recover, in the foreign exchange market, the yen has been weakening against the backdrop of widening real interest rate differentials, and the current market environment remains uncertain due to inflation, currency depreciation, and concerns about rising interest rates.

In such environment, the current Real Estate Investment Trust Securities Market (the “J-REIT market”) of Tokyo Stock Exchange, Inc. (“Tokyo Stock Exchange”) continues to be unstable, due to concerns about the ability to cope with inflation, such as rent increases, and rising long-term interest rates.

MFLP-REIT listed on the J-REIT market section of Tokyo Stock Exchange in August 2016, sponsored by Mitsui Fudosan Co., Ltd. (“Mitsui Fudosan”), one of the Japan's leading comprehensive developers. MFLP-REIT has established a strategic partnership with Mitsui Fudosan in the logistics facilities business. Within the value chain of Mitsui Fudosan's logistics facilities business, which includes development (development of logistics facilities), management (management and operation of logistics facilities) and holding (holding of logistics facilities), the holding function will be conducted by MFLP-REIT. The basic policy is to aim to maximize unitholder value through the MFLP-REIT’s sustained growth, aligning with, under such function, Mitsui Fudosan's logistics facilities business that has high growth potential. MFLP-REIT has repeatedly achieved steady external growth through public offerings, and as of August 5, 2024 manages a portfolio consisting of a total of 30 properties (total acquisition price: 399,754 million yen), with a total number of investment units issued and outstanding of 608,000 units.

ADL listed on the J-REIT market section of Tokyo Stock Exchange in September 2018, sponsored by ITOCHU Corporation (“ITOCHU”), a major general trading company, and ITOCHU Property Development, Ltd. (ITOCHU Property Development), comprehensive developer affiliated with the ITOCHU Group (the corporate group consisting of ITOCHU Corporation, consolidated subsidiaries and equity-method affiliates; hereinafter the same applies). Based on the "Realty and Logistics Platform," which consists of real estate and logistics functions of ITOCHU Group, ADL owns and manages logistics real estate through competitive advantages in property supply and leasing support, leveraging the Group-wide Merchant Channel Platform of ITOCHU Corporation's broad customer network covering approximately 100,000 companies. ADL as of August 5, 2024 manages a portfolio consisting of a total of 16 properties (total acquisition price: 139,230 million yen), with a total number of investment units issued and outstanding of 674,400 units.

Each REIT has managed their properties by taking advantage of their respective characteristics, aiming to secure stable earnings and steady growth of assets under management over the medium to long term. At the same time, however, they are aware of common challenges.

In other words, Each REIT recognizes the issues that expected yields on advanced logistics facilities, the main investment targets, remain low due to their scarcity and high liquidity, and that opportunities for large-scale property acquisitions through public offerings are limited, coupled with deteriorating J-REIT market conditions against a backdrop of concerns over rising interest rates due to changes in the Bank of Japan’s monetary policy.

Under these circumstances, ADL and MFLP-REIT agreed to begin discussions regarding the Merger in March 2024, and have carefully considered the Merger, as a measure to address these issues and to contribute to the continuous growth of unitholders’ value in respect of each of MFLP-REIT and ADL. As a results, Each REIT reached the common understanding that the Merger is the best measure to contribute to the growth of unitholders’ value in respect of each of MFLP-REIT and ADL and entered into the Merger Agreement on August 5, 2024.

Each REIT considers that the Merger has the following rationale:

(1)        Expanded asset size to elevate market presence

As a result of the Merger, the asset size after the Merger (Note) will increase to 49 properties and 576.5 billion yen (anticipated; acquisition price basis), and its presence in the J-REIT market will be enhanced. Furthermore, investment unit liquidity will be improved due to the expansion of asset size. While the J-REIT market is currently in a slump, making external growth difficult, the Merger will realize rapid expansion of the asset size and achieve MFLP's medium-term asset size target of 500 billion yen. We will continue to aim for continuous external growth that contributes to the enhancement of unitholder value and aim for sustainable growth as a representative of dedicated logistics J-REIT.

(Note) MFLP is scheduled to acquire three properties (total anticipated acquisition price: 10,763 million yen) on November 1, 2024, the effective date of the Merger, subject to the Merger taking effect. The above asset size is the figure after the acquisition of the said assets.

(2)        Better stability resulting from advances in portfolio diversification

With the expansion of the number of properties through the Merger, portfolio diversification will progress, and income stability will improve. After the Merger, the top 5 property ratio (anticipated; acquisition price basis) will decrease from MFLP-REIT 34.7% and ADL 72.9% to 30.3% and the top 5 tenant ratio (leased area basis) will also remain low from MFLP-REIT 27.4% and ADL 70.7% to 29.8% due to the Merger, thus improving the stability of income.

(3)        Dual sponsorship structure with comprehensive developer and general trading company

Sponsor support will be strengthened by the dual sponsorship structure consisting of Mitsui Fudosan, a comprehensive developer, and ITOCHU Group, a general trading company. We will maintain our focus on quality by incorporating, through the Merger, the dual brands of Mitsui Fudosan Logistics Park and i Missions Park, which denote advanced logistics facilities, and aim to maximize unitholder’s value by external and internal growth through further strengthening of property pipeline supply capability and leasing capability by maximally leveraging both sponsors’ platforms and networks.

2. Summary of the contents of the Merger Agreement

As described in Attachment Ⅰ hereto.

3. Summary of the contents of the matters set forth in Items 1 to 3, Article 193 of the Regulation for Enforcement of the Act on Investment Trusts and Investment Corporations

(1) Matters regarding appropriateness of consideration for the Merger

(i) The total amount of consideration conferred upon the absorption-type merger as well as matters regarding appropriateness of provisions for number of investment units of the surviving corporation delivered to the unitholders of the dissolving corporation in lieu of their investment units by the surviving corporation for the absorption-type merger or calculation method of number of such investment units and allocation of investment units of the surviving corporation to unitholders of the dissolving corporation

① Number of investment units of MFLP-REIT or amount of money to be allocated for investment unit of ADL

	MFLP-REIT (Surviving corporation in the absorption-type merger)	ADL (Dissolving corporation in the absorption-type merger)
Allocation of investment units under the Merger	1	1.168
		(Reference) Before the Split of Investment Units (as defined in Note 2 below, hereinafter the same) 0.292

(Note 1) The number of new MFLP-REIT investment units to be issued as a result of the Merger: 787,699 units (planned)

(Note 2) MFLP-REIT plans to split one investment unit into four investment units with October 31, 2024 as the record date for the split of investment units and November 1, 2024 as the effective date of the split (the “Split of Investment Units”); the merger ratio shown above and the number of the new investment units MFLP-REIT will allocate and deliver are subject to the Split of Investment Units taking effect. If 0.292 MFLP-REIT investment units are allocated and delivered against 1 ADL investment unit on the basis of the merger ratio before the Split of Investment Units, there will be many unitholders of ADL being allocated fractions of less than one MFLP-REIT investment unit. To make it possible for unitholders of ADL to continue holding MFLP-REIT investment units after the Merger, a split of MFLP-REIT investment units will be carried out prior to the Merger taking effect, in the ratio of four MFLP-REIT investment units to one MFLP-REIT investment unit for the purpose of delivering to all unitholders of ADL at least one MFLP-REIT investment unit, and 1.168 MFLP-REIT investment units will be allocated and delivered for every one ADL investment unit.

(Note 3) Fractions of less than one unit will be generated for the number of investment units to be allotted to the unitholders of ADL through the allotment of 1.168 units of MFLP-REIT per unit of ADL. These fractional units will be sold through a market transaction in accordance with statutory provisions, and the proceeds from the sale will be delivered to the unitholders who hold fractions, in proportion to the size of their fractional holding.

(Note 4) In addition to the above investment units, instead of cash distributions to the unitholders of ADL for ADL’s final fiscal period ending on the day immediately prior to the effective date of the Merger, MFLP-REIT will, within a reasonable period after the effective date of the Merger, make a cash distribution to the unitholders listed or recorded on the final unitholders register of ADL as of the day immediately prior to the effective date of the Merger (excluding the unitholders of ADL who have demanded the purchase of their investment units pursuant to the provisions of Article 149-3 of the Act on Investment Trusts and Investment Corporations (excluding unitholders who have withdrawn such demand for purchase)) (the “Allotted Unitholders”), in an amount equivalent to the cash distributions for the fiscal period (the payment will be the amount of distributable profit of ADL as of the day immediately prior to the effective date of the Merger divided by the number of investment units that is obtained by deducting (a) the number of investment units held by the unitholders other than the Allotted Unitholders from (b) the number of investment units issued and outstanding of ADL, as of the day immediately prior to the effective date of the Merger (such calculated amount being rounded down to the nearest whole yen)).

② Basis for the Calculation

For the purpose of determining the merger ratio to be adopted in the Merger, in view of ensuring fairness, MFLP-REIT and ADL respectively appointed a financial advisor for the Merger and requested each financial advisor to perform a financial analysis of the merger ratio. MFLP-REIT appointed Daiwa Securities Co., Ltd. (“Daiwa Securities”), and ADL appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”).

The summaries of the analyses respectively conducted by Daiwa Securities and SMBC Nikko Securities indicate figures prior to taking into consideration the Split of Investment Units, by MFLP-REIT, of one investment unit into four investment units as mentioned above in “① Number of investment units of MFLP-REIT or amount of money to be allocated for investment unit of ADL.”

Because the investment units of Each REIT are respectively listed on the Tokyo Stock Exchange and the market prices are available, Daiwa Securities conducted the historical unit price analysis. Because there are multiple listed investment corporations comparable to Each REIT and analogical estimates of the investment unit values based on the comparable investment corporations are possible, Daiwa Securities also conducted the comparable trading multiple analysis. In addition, Daiwa Securities conducted the dividend discount model analysis (“DDM”) to reflect future business activities of Each REIT, and for the purpose of reflecting the market values of the properties held by Each REIT, Daiwa Securities also conducted the adjusted net asset value analysis. A summary of the results of the calculations by Daiwa Securities is as follows.

Valuation Approach	MFLP-REIT	ADL
Historical Unit Price Analysis	1	0.276～0.281
Comparable Trading Multiple Analysis	1	0.280～0.338
DDM Analysis	1	0.216～0.326
Adjusted Net Asset Value Analysis	1	0.346

In the historical unit price analysis, the closing prices of investment units as of the base date for calculation and the simple average of the closing prices of investment units for the one-month period, three-month period and six-month period from August 2, 2024, which is set as the base date for calculation, has been adopted, after taking into account the recent status of market transactions of the investment units of Each REIT.

In the future profit plans of Each REIT assumed in DDM by Daiwa Securities, there is no fiscal year in which a significant increase or decrease in income is expected in Each REIT’s profit plan.

For details of the supplemental explanation regarding the assumptions and disclaimers of Daiwa Securities’ analysis, please refer to (Note 1) at the end of this section.

SMBC Nikko Securities has determined to adopt valuation methods to calculate the merger ratio based on its own analysis on the financial information of Each REIT as well as the terms and conditions of the Merger. Because the investment units of Each REIT are respectively listed on the Tokyo Stock Exchange and the market prices are available, SMBC Nikko Securities conducted the historical unit price analysis. Because there are multiple listed investment corporations comparable to Each REIT and analogical estimates of the investment unit values based on the comparable investment corporations are possible, SMBC Nikko Securities also conducted the comparable trading multiple analysis. In addition, SMBC Nikko Securities conducted the dividend discount model analysis (“DDM”) as a method of valuation and analysis of the investment unit values based on dividends that unitholders of Each REIT are expected to receive in the future, and for the purpose of reflecting the market values of the properties held by Each REIT, SMBC Nikko Securities also conducted the adjusted net asset value analysis. A summary of the results of the calculations by SMBC Nikko Securities is as follows.

Valuation Approach	MFLP-REIT	ADL
Historical Unit Price Analysis	1	0.28～0.28
Comparable Trading Multiple Analysis	1	0.26～0.40
DDM Analysis	1	0.25~0.42
Adjusted Net Asset Value Analysis	1	0.33

In the historical unit price analysis, the simple average of the closing prices of investment units for the one-month period, three-month period and six-month period from August 2, 2024, which is set as the base date for calculation, has been adopted, after taking into account the recent status of market transactions of the investment units of Each REIT.

In the future profit plans of Each REIT assumed in DDM by SMBC Nikko Securities, there is no fiscal year in which a significant increase or decrease in income is expected in Each REIT’s profit plan.

For details of the supplemental explanation regarding the assumptions and disclaimers of SMBC Nikko Securities’ analysis, please refer to (Note 2) at the end of this section.

(Note 1) In analyzing the merger ratio, Daiwa Securities has assumed that all of the information under analysis and consideration (including, but not limited to, the information provided by both ADL and MFLP-REIT as well as the publicly available information) was accurate and complete and shall not bear the obligation to verify the accuracy or completeness of such information. In analyzing the merger ratio, Daiwa Securities did not make any independent valuation, appraisal or assessment of all of the assets or liabilities (including, but not limited to, derivative financial instruments, off-balance-sheet assets or liabilities, or any other contingent liabilities) of ADL and MFLP-REIT, including analysis and valuation of their individual assets and liabilities, nor shall Daiwa Securities bear the obligation to request a third-party institution for any such valuation, appraisal or assessment. In analyzing the merger ratio, Daiwa Securities has assumed that the financial forecasts provided by ADL and MFLP-REIT has been prepared using reasonable premises based on the best currently available estimates and judgments of the respective managements of ADL and MFLP-REIT and shall not bear the obligation to verify the accuracy and viability of the relevant financial forecasts.

(Note 2) In analyzing the above merger ratio, SMBC Nikko Securities has relied on the information provided by Each REIT and publicly available information assuming that all such materials and information are accurate and complete, without independent verification of the accuracy or completeness of those materials and information. In addition, SMBC Nikko Securities did not make any independent valuation, appraisal, or assessment of the assets or liabilities (including off-balance-sheet assets and liabilities and any other contingent liabilities) of Each REIT, nor has SMBC Nikko Securities requested any such appraisal or assessment from a third-party institution. Further, SMBC Nikko Securities has assumed that the financial projections provided by Each REIT have been prepared in a reasonable manner to reflect the best currently available estimates and judgments by the management of Each REIT. The analysis of the above merger ratio by SMBC Nikko Securities was based on the above information that was available as of August 2, 2024. SMBC Nikko Securities has prepared its analysis solely for the Board of Directors of ADL for the purpose of deliberating the Merger, and the analysis may not be relied upon or used for any other purpose or by any other third party. In addition, SMBC Nikko Securities will not provide any opinion or recommendation on voting by any of the unitholders of Each REIT with respect to the Merger or any other proposed transaction.

③ Background of the Calculation

After comprehensively taking into account the financial results, status of assets and liabilities, future prospects of the business, synergies to be created by the Merger and the results of the financial analysis conducted by the financial advisors for MFLP-REIT and ADL and discussing and negotiating meticulously, MFLP-REIT and ADL executed the Merger Agreement, as they determined the above-mentioned merger ratio to be appropriate.

④ Relationship with the Financial Advisors

Neither Daiwa Securities nor SMBC Nikko Securities falls under the definition of an “Affiliated Party” of MFLP-REIT or ADL as set forth in Article 67, Paragraph 4 of the Ordinance Regarding Calculation of the Investment Corporation (Cabinet Ordinance No. 47 of 2006, as amended) and has no significant interest to note in connection with the Merger.

Although SMBC Nikko Securities is a member of the same corporate group of Sumitomo Mitsui Financial Group, Inc. as Sumitomo Mitsui Banking Corporation (“SMBC”), which conducts financing transactions and other normal banking operations with MFLP-REIT and ADL, ADL has appointed SMBC Nikko Securities as its financial advisor and third-party valuation firm. This decision was made in consideration of the following reasons:

1.        SMBC Nikko Securities’ established track record as a third-party valuation firm;

2.        The implementation of prescribed information barrier measures between the department responsible for calculating the merger ratio and other departments within SMBC Nikko Securities, as well as between SMBC Nikko Securities and SMBC, as a conflict prevention measure; and

3.        The maintenance of ADL’s and SMBC Nikko Securities’ independence as financial advisor and third-party valuation firm, due to their engagement in transactions under the same terms and conditions as those with general business partners.

Based on these considerations, it has been determined that SMBC Nikko Securities’ independence as a financial advisor and third-party valuation firm is sufficiently ensured, and that there are no particular issues with ADL requesting SMBC Nikko Securities to calculate the merger ratio. Consequently, ADL has appointed SMBC Nikko Securities as a financial advisor and third-party valuation firm.

⑤ Measures to Ensure Fairness

(a)        Measures to Secure Fairness in the Course of Considering Pros and Cons of Merger and Merger Ratio

Neither MFLP-REIT nor ADL holds any investment units of the other party and there are no capital ties between them. In addition, during the course of the discussion about the Merger, there is no special capital relationship among Mitsui Fudosan Logistics REIT Management Co., Ltd. “MFLM”), which is the asset management company for MFLP-REIT, ITOCHU REIT Management Co., Ltd. (“IRM”), which is the asset management company for ADL, and their shareholders, and they have no mutual material interest. Accordingly, MFLP-REIT and ADL have, on an arm’s length basis, agreed upon the execution of the Merger Agreement including the merger ratio after discussions and negotiations, as set forth in ③ above.

In addition, in the course of considering the Merger, MFLP-REIT has timely reported the status of the consideration to the Board of Directors of the investment corporation, which is constituted by one executive director and two supervisory directors, whose independence from an asset management company has been ensured under the Investment Trusts Act. Further, important matters to be considered are deliberated and approved by the Board of Directors of the investment corporation.

ADL has timely reported the status of the consideration to the Board of Directors of the investment corporation, which is constituted by one executive director and three supervisory directors, whose independence from an asset management company has been ensured under the Investment Trusts Act. Further, important matters to be considered are deliberated and approved by the Board of Directors of the investment corporation.

Furthermore, MFLP-REIT has appointed Nagashima Ohno & Tsunematsu and ADL has appointed Mori Hamada & Matsumoto, as a legal advisor for the Merger, and MFLP-REIT and ADL have respectively received advice on matters including the procedures for the Merger, the method and procedures for making decisions.

(b)        Measures to Secure Fairness in the Calculation of the Merger Ratio

As described in items ② through ④ above, MFLP-REIT and ADL requested their respective financial advisors to conduct a financial analysis regarding the merger ratio. In determining the appropriate merger ratio, MFLP-REIT and ADL considered various factors including the financial analyses conducted by their respective financial advisors.

In order to ensure the fairness of the Merger, MFLP-REIT has retained Daiwa Securities, which is an independent third-party financial advisor, for its unitholders, and obtained a report of merger ratio analysis, in which analyses of allotment of units in the Merger were conducted from a financial viewpoint under certain assumptions. Given the above, the Board of Directors of MFLP-REIT has determined that measures for ensuring the fairness of the Merger were adequately implemented.

In order to ensure the fairness of the Merger, ADL has retained SMBC Nikko Securities, which is an independent third-party financial advisor, for its unitholders, and obtained a report of merger ratio analysis, in which analyses of allotment of units in the Merger were conducted from a financial viewpoint under certain assumptions. Given the above, the Board of Directors of ADL has determined that measures for ensuring the fairness of the Merger were adequately implemented.

It should be noted that neither of MFLP-REIT nor ADL obtained a written opinion (so-called a “fairness opinion”) from the relevant financial advisor to the effect that the merger ratio is financially suitable for each unitholder of each investment corporation.

(ii) Matters regarding appropriateness of provisions for unitholders’ capital of the surviving corporation in the absorption-type merger

The amount of the total unitholders’ capital and the capital surplus of MFLP-REIT to be increased upon the Merger shall be as follows; provided, however, that Each REIT may change such amount upon agreement through consultation, taking into consideration the financial conditions of MFLP-REIT and ADL on the day before the effective date.

① Unitholders’ Capital: 0 yen

② Capital Surplus: The amount obtained by deducting the amount set forth in ① above from the amount of increase or decrease in the unitholders’ equity, etc., set forth in Article 22, Paragraph 1 of the Investment Corporations Accounting Ordinance

(2) Matters to be referenced regarding consideration for the Merger

(i) Provisions under the Articles of Incorporation of the surviving corporation in the absorption-type merger

In accordance with laws and regulations as well as Article 9, Paragraph 5 of the Articles of Incorporation of ADL, these matters are posted on ADL’s website (https://www.adl-reit.com/) and the Tokyo Stock Exchange’s website (TSE Listed Company Search) (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show).

In addition, as stated in the Merger Agreement, MFLP-REIT shall hold a General Unitholders’ Meeting and ask its approval on the amendment of its Articles of Incorporation as listed in “Items to be Changed to the Articles of Incorporation” presented in Exhibit 1 of said agreement.

(ii) Matters regarding the cash conversion of investment units to be allocated as consideration for the Merger

① The trading market for investment units to be allocated

The Tokyo Stock Exchange Real Estate Investment Trust Securities Market

② Parties engaged in brokerage, intermediary or agency services for the trading of investment units to be allocated

Trading participants in or members of the stock exchange named above, such as securities companies.

(iii) Matters regarding the market price of investment units to be allocated as consideration of the Merger

The highest and lowest prices (closing prices) of MFLP-REIT’s investment units recorded over the course of most recent six months are as follows.

Month	Feb. 2024	Mar. 2024	Apr. 2024	May 2024	Jun. 2024	Jul. 2024
Highest (yen)	454,000	459,000	454,500	458,000	443,000	436,500
Lowest (yen)	421,000	416,500	437,000	429,000	427,500	422,000

(3) Matters regarding financial statements

(i) Matters concerning the surviving corporation in the absorption-type merger (MFLP-REIT)

① Details of financial statements, asset management reports, and financial statements of cash distributions pertaining to the final fiscal period

In accordance with laws and regulations as well as Article 9, Paragraph 5 of the Articles of Incorporation of ADL, these matters are posted on ADL’s website (https://www.adl-reit.com/) and the Tokyo Stock Exchange’s website (TSE Listed Company Search) (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show).

② Details of material asset disposals, assumption of material debts and other events that materially affect the condition of assets after the last day of the final fiscal period

i. Acquisition of properties

On July 31, 2023, MFLP-REIT concluded an agreement for sale and purchase of trust beneficiary interest with the seller of each of the following assets. Based on the agreements for sale and purchase of trust beneficiary interest, MFLP-REIT acquired the trust beneficiary interests for MFLP Hiratsuka III, MFLP Shinkiba I and SG Realty MFLP Fukuoka Kasuya on February 1, 2024 (three properties, total acquisition price of ¥17,390 million).

Category	Property no.	Property name	Location	Acquisition price (millions of yen) (Note 1)	Acquisition date
Logistics facilities	L-26	MFLP Hiratsuka III	Hiratsuka-shi, Kanagawa	8,410	February 1, 2024
	L-27	MFLP Shinkiba I	Koto-ku, Tokyo	5,940	February 1, 2024
	L-28	SG Realty MFLP Fukuoka Kasuya	Kasuya-machi, Kasuya- gun, Fukuoka	3,040 (Co-ownership 50%) （Note 2）	February 1, 2024

(Note 1) “Acquisition price” is the purchase price of each trust beneficiary interest as set forth in each agreement for sale and purchase of trust beneficiary interests for the acquired assets (excluding consumption tax and local consumption tax or the various costs required in the acquisition), rounded down to the nearest million yen.

(Note 2) For “SG Realty MFLP Fukuoka Kasuya,” the acquisition price is the prorated figure equivalent to the co-ownership (50%) in the property acquired by MFLP-REIT.

On February 16, 2024, MFLP-REIT concluded an agreement for sale and purchase of trust beneficiary interest with the seller of the following asset. Based on the agreement for sale and purchase of trust beneficiary interest, MFLP-REIT acquired the asset on March 15, 2024.

Category	Property no.	Property name	Location	Acquisition price (millions of yen) (Note)	Acquisition date
Logistics facilities	L-24	MFLP Tomei Ayase	Ayase-shi, Kanagawa	9,920 (Additional acquisition of co-ownership 50%)	March 15, 2024

(Note) “Acquisition price” is the purchase price of the trust beneficiary interest as set forth in the agreement for sale and purchase of trust beneficiary interest for the acquired asset (excluding consumption tax and local consumption tax or the various costs required in the acquisition), rounded down to the nearest million yen. In addition, the acquisition price is the prorated figure equivalent to the co-ownership (50%) in the property acquired by MFLP-REIT.

ii. Borrowing of funds

MFLP-REIT has borrowed the following funds to apply to part of the acquisition funds and related expenses for the real estate trust beneficiary interests (acquired on February 1, 2024) in the above “i. Acquisition of properties.”

(a) Short-term loans payable

Lender	Borrowing amount (millions of yen)	Interest rate	Drawdown date	Repayment date	Repayment method	Collateral
Mizuho Bank, Ltd.	3,100	Base rate +0.035% (Note 1)	February 1, 2024	February 19, 2024	Bullet repayment	Unsecured Non-guaranteed
The Bank of Fukuoka, Ltd	900	Base rate +0.05% (Note 2)	May 1, 2024	May 1, 2024	Bullet repayment	Unsecured Non-guaranteed
Total borrowing amount	4,000	—	—	—	—	—

(Note 1) The interest payment date is the repayment date. The base rate is calculated by daily linear interpolation of the JBA 1-week yen TIBOR and the JBA 1-month yen TIBOR published by JBA TIBOR Administration as of two business days prior to the drawdown date.

(Note 2) The interest payment date is the repayment date. The base rate is JBA 3-month yen TIBOR published by JBA TIBOR Administration as of two business days prior to the drawdown date.

(b) Long-term loans payable

Lender	Borrowing amount (millions of yen)	Interest rate	Drawdown date	Repayment date	Repayment method	Collateral
MUFG Bank, Ltd. (Green Loan)	1,200	0.52125％ (Note 2)	February 1, 2024	February 1, 2027	Bullet repayment	Unsecured Non-guaranteed
Sumitomo Mitsui Trust Bank, Limited (Green Loan)	1,200	0.6225％ (Note 2)	February 1, 2024	February 1, 2028	Bullet repayment	Unsecured Non-guaranteed
Daishi Hokuetsu Bank, Ltd. (Sustainability Linked Loan) (Note 1)	1,000	0.9888％ (Note 2)	February 1, 2024	February 3, 2031	Bullet repayment	Unsecured Non-guaranteed
The Keiyo Bank, Ltd. (Sustainability Linked Loan) (Note 1)	500
Sumitomo Mitsui Banking Corporation (Sustainability Linked Loan) (Note 1)	1,700	1.13％ (Note 2)	February 1, 2024	February 2, 2032	Bullet repayment	Unsecured Non-guaranteed
The Joyo Bank, Ltd. (Sustainability Linked Loan) (Note 1)	1,000				Bullet repayment	Unsecured Non-guaranteed
The Bank of Fukuoka, Ltd. (Green Loan)	1,000	Base rate ＋0.2％ (Note 3)			Bullet repayment	Unsecured Non-guaranteed
The Hachijuni Bank, Ltd. (Green Loan)	1,000	Base rate ＋0.2125％ (Note 3)	February 1, 2024	August 2, 2032	Bullet repayment	Unsecured Non-guaranteed
The Norinchukin Bank (Sustainability Linked Loan) (Note 1)	1,000	1.2275％ (Note 2)	February 1, 2024	February 1, 2033	Bullet repayment	Unsecured Non-guaranteed
Resona Bank, Limited (Sustainability Linked Loan) (Note 1)	1,500	Base rate ＋0.2375％ (Note 3)	February 1, 2024	August 1, 2033	Bullet repayment	Unsecured Non-guaranteed
The Yamagata Bank, Ltd. (Sustainability Linked Loan) (Note 1)	700	1.2756％ (Note 2)			Bullet repayment	Unsecured Non-guaranteed
Mizuho Bank, Ltd. (Sustainability Linked Loan) (Note 1)	1,200	1.3238％ (Note 2)	February 1, 2024	February 1, 2034	Bullet repayment	Unsecured Non-guaranteed
The Iyo Bank, Ltd. (Green Loan)	1,000	Base rate ＋0.25％ (Note 3)			Bullet repayment	Unsecured Non-guaranteed
Total borrowing amount	14,000	—	—	—	—	—

(Note 1) Since the borrowing is planned to be financed by a Sustainability Linked Loan, the interest rate from the timing of the determination to the repayment date will change according to the achievement status of the Sustainability Performance Target (“SPT”).

(Note 2) Interest rate is fixed until the repayment date. The first interest payment date is the last day of July 2024, and thereafter the interest payment date will be the last day of January and July until and including the repayment date. (If each interest payment date is not a business day, such interest payment date shall be on the next business day. Provided, however, that such interest payment date shall be on the preceding business day if such next business day falls into the next month.)

(Note 3) The base rate is JBA 3-month yen TIBOR published by JBA TIBOR Administration as of two business days prior to the drawdown date and the starting date of the interest calculation period. However, even if the interest calculation period is less than three months, the base rate will be calculated using the JBA 3-month yen TIBOR. The first interest payment date is the last day of April 2024, and thereafter the interest payment date will be the last day of January, April, July and October until and including the repayment date. (If each interest payment date is not a business day, such interest payment date shall be on the next business day. Provided, however, that such interest payment date shall be on the preceding business day if such next business day falls into the next month.)

MFLP-REIT has borrowed the following funds to apply to part of the acquisition funds and related expenses for the real estate trust beneficiary interests (acquired on March 15, 2024) in the above “i. Acquisition of properties.”

Lender	Borrowing amount (millions of yen)	Interest rate	Drawdown date	Repayment date	Repayment method	Collateral
MUFG Bank, Ltd. (Green Loan)	800	0.5225％ (Note 2)	March 15, 2024	March 15, 2027	Bullet repayment	Unsecured Non-guaranteed
Sumitomo Mitsui Trust Bank, Limited (Green Loan)	800	0.6088％ (Note 2)	March 15, 2024	March 15, 2028	Bullet repayment	Unsecured Non-guaranteed
The Chiba Bank, Ltd. (Sustainability Linked Loan) (Note 1)	1,000	0.9563％ (Note 2)	March 15, 2024	March 17, 2031	Bullet repayment	Unsecured Non-guaranteed
Sumitomo Mitsui Banking Corporation (Sustainability Linked Loan) (Note 1)	1,400	1.0975％ (Note 2)	March 15, 2024	March 15, 2032	Bullet repayment	Unsecured Non-guaranteed
Shinkin Central Bank (Sustainability Linked Loan) (Note 1)	1,500
Resona Bank, Limited (Sustainability Linked Loan) (Note 1)	500	Base rate ＋0.2125％ (Note 3)	March 15, 2024	September 15, 2032	Bullet repayment	Unsecured Non-guaranteed
The Hachijuni Bank, Ltd. (Green Loan)	500	Base rate ＋0.2125％ (Note 3)
The Norinchukin Bank (Sustainability Linked Loan) (Note 1)	500	1.195％ (Note 2)	March 15, 2024	March 15, 2033	Bullet repayment	Unsecured Non-guaranteed
SBI Shinsei Bank, Limited (Sustainability Linked Loan) (Note 1)	1,200
The Yamaguchi Bank, Ltd. (Green Loan)	1,000	1.2419％ (Note 2)	March 15, 2024	September 15, 2033	Bullet repayment	Unsecured Non-guaranteed
Mizuho Bank, Ltd. (Sustainability Linked Loan) (Note 1)	800	1.2888％ (Note 2)	March 15, 2024	March 15, 2034	Bullet repayment	Unsecured Non-guaranteed
Total borrowing amount	10,000	—	—	—	—	—

(Note 1) Since the borrowing is planned to be financed by a Sustainability Linked Loan, the interest rate from the timing of the determination to the repayment date will change according to the achievement status of the Sustainability Performance Target (“SPT”).

(Note 2) Interest rate is fixed until the repayment date. The first interest payment date is the last day of July 2024, and thereafter the interest payment date will be the last day of January and July until and including the repayment date. (If each interest payment date is not a business day, such interest payment date shall be on the next business day. Provided, however, that such interest payment date shall be on the preceding business day if such next business day falls into the next month.)

(Note 3) The base rate is JBA 3-month yen TIBOR published by JBA TIBOR Administration as of two business days prior to the drawdown date and the starting date of the interest calculation period. However, even if the interest calculation period is less than three months, the base rate will be calculated using the JBA 3-month yen TIBOR. The first interest payment date is the last day of April 2024, and thereafter the interest payment date will be the last day of January, April, July and October until and including the repayment date. (If each interest payment date is not a business day, such interest payment date shall be on the next business day. Provided, however, that such interest payment date shall be on the preceding business day if such next business day falls into the next month.)

iii. Split of Investment Units

MFLP-REIT decided at the Board of Directors Meeting held on August 5, 2024, to conduct the Split of Investment Units as follow.

(a) Purpose of the Split of Investment Units

The Merger will be performed by way of an absorption-type merger with MFLP-REIT as the surviving corporation, and the merger ratio before considering the Split of Investment Units would be MFLP-REIT 1: ADL 0.292. However, with this merger ratio, 0.292 MFLP-REIT investment units will be allotted to every ADL investment unit, resulting in a large number of ADL unitholders that will receive MFLP-REIT investment units of less than one unit. For this reason, in order to enable the ADL unitholders to continue to hold MFLP-REIT investment units after the Merger, we decided to split MFLP-REIT investment units at a ratio of four investment units per one investment unit, for the purpose of providing at least one MFLP- REIT investment unit to all ADL unitholders.

(b) Method of the Split of Investment Units

MFLP-REIT will implement a four for one split of the investment units held by MFLP- REIT unitholders stated or recorded on the registry of unitholders as at the end of October 31, 2024, which is the day preceding the effective date of the Merger. The Split of Investment Units will become effective on November 1, 2024, which is the effective date of the Merger, provided that the merger agreement pertaining to the Merger has not been terminated or expired by the day before the effective date of the Merger.

iv. Change of the fiscal period

MFLP-REIT resolved to propose to its General Unitholders’ Meeting amendments to the Articles of Incorporation will be made to provide for irregular accounting periods in connection with the Merger, so that MFLP-REIT’s operating period for the 17th fiscal period will be the three months until the day before the effective date of the Merger (from August 1, 2024 to October 31, 2024), and that the operating period for the 18th fiscal period will be the nine months from the effective date of the Merger (from November 1, 2024 to July 31, 2025).

v. Change of the standards for payment of Asset Management Fees to the asset management company

MFLP-REIT resolved to propose as Proposal No. 2 of the 6th General Meeting of Unitholders amendments to the Articles of Incorporation will be made to provide for change the standards for payment of Asset Management Fees to the asset management company.

(a) With this Merger, we expect that goodwill will be recorded in financial statements. Amendments will be made to add provisions necessary to clarify how the goodwill is treated, in calculating Asset Management Fees I to III.

(b) Also, regarding Asset Management Fee III, the current Articles of Incorporation use a formula in which an operating period is envisaged to be six months. To adjust any impact of the irregular accounting period introduced to make an operating period shorter or longer as stated in iv. above, additional provisions will be added to adjust the maximum fee rates.

(c) Furthermore, for Asset Management Fee III, provisions will be added to adjust the impact of an increase/decrease in the number of issued investment units when a split or consolidation of investment units is implemented.

vi. Execution of the Absorption-type Company Split Agreement between asset management companies

MFLM, the asset management company to which MFLP-REIT entrusts its asset management, and IRM, the asset management company to which ADL entrusts its asset management, respectively resolved to undertake an absorption-type company split, with November 1, 2024 as the effective date of the absorption-type company split, whereby MFLM that is to be the successor company in the absorption-type company split will take over the asset management business related to logistics facilities etc., which are entrusted to IRM by ADL, from IRM that is to be the splitting company in the absorption-type company split (the “Company Split”), in alignment with the execution of the merger agreement between MFLP-REIT and ADL, and MFLM and IRM entered into a absorption-type company split agreement (the “Company Split Agreement”) on August 5, 2024.

The Company Split is to be implemented in alignment with the Merger. As of the effective date of the Merger and the Company Split, the asset management agreement between ADL and IRM will be taken over from ADL to MFLP-REIT upon the Merger, and from IRM to MFLM upon the Company Split (note that such asset management agreement overlaps the asset management agreement between MFLP-REIT and MFLM, and thus such asset management agreement will be terminated immediately after the Merger on November 1, 2024, the effective date of the Merger, on the condition that the Merger be in effect).

As a result of the Merger and the Company Split, IRM will acquire MFLM’s shares as consideration for the company split and become a shareholder of MFLM (with 23% voting rights), and MFLP-REIT (i.e., MFLP-REIT after the Merger of MFLP-REIT and ADL) will entrust its asset management to MFLM.

(ii)	Matters concerning the dissolving corporation in the absorption-type merger (ADL)

① Details of material asset disposals, assumption of material debts and other events that materially affect the condition of assets after the last day of the final fiscal period

i. Borrowing of funds

ADL made the following borrowings to fund the acquisition of real estate trust beneficiary interests (LOGITRES Sano) described below in “ii. Acquisitions of Assets” and expenses related to such acquisition.

Category （Note 1）	Lender	Borrowing Amount （Millions of yen）	Interest Rate	Borrowing Date	Repayment Date	Repayment Method	Collateral
Long-term	The Chiba Bank, Ltd	1,500	Base interest rate + 0.280% (Note 2)	April 2, 2024	March 31, 2031	Bullet repayment	Unsecured and non-guaranteed
Total		1,500	—	—	—	—	—

(Note 1) “Short-term” refers to a borrowing period of no more than one year from the borrowing date to the repayment date, and “long-term” refers to a borrowing period of more than one year from the borrowing date to the repayment date. The same applies hereinafter.

(Note 2) The base interest rate is the three-month Japanese yen TIBOR (calculated on a 365-day basis) announced by the TIBOR Administration of the Japan Bankers Association (JBA).

ADL made the following borrowings to finance the acquisition of real estate trust beneficiary interests (T&B Maintenance Center Matsue and T&B Maintenance Center Toyama) as described below in “ii. Acquisitions of assets” and to fund expenses related to such acquisition.

Category	Lender	Borrowing Amount （Millions of yen）	Interest Rate	Borrowing Date	Repayment Date	Repayment Method	Collateral
Short-term	Sumitomo Mitsui Banking Corporation	2,300	Base interest rate + 0.150% (Note)	August 1, 2024	November 1, 2024	Bullet repayment	Unsecured and non-guaranteed
Total		2,300	—	—	—	—	—

(Note) The base interest rate is the one-month Japanese yen TIBOR (calculated on a 365-day basis) announced by the TIBOR Administration of the Japan Bankers Association (JBA).

ii. Acquisition of assets

ADL signed the trust beneficiary right purchase agreement for acquisition of real estate trust beneficiary interests of LOGITRES Sano on October 3, 2023 and acquired the interests on April 2, 2024.

Property type	Property number	Property name	Location	Acquisition price (millions of yen) (Note)	Acquisition date
Logistics real estate	L-14	LOGITRES Sano	Sano City, Tochigi Prefecture	1,670	April 2, 2024

(Note) The “Acquisition price” is the purchase price of the relevant asset acquired as indicated in the agreement for the sale and purchase of the trust beneficiary interest for the relevant asset. The purchase price does not include acquisition costs, consumption tax or local consumption tax. The same applies hereafter.

ADL signed the trust beneficiary right purchase agreement for acquisition of real estate trust beneficiary interests of T&B Maintenance Center Matsue and T&B Maintenance Center Toyama on June 26, 2024 and acquired the interests on August 1, 2024.

Property type	Property number	Property name	Location	Acquisition price (millions of yen) (Note 1)	Acquisition date
Other real estates	I-01	T&B Maintenance Center Matsue	Matsue-city, Shimane Prefecture	1,884	August 1, 2024
Other real estates	I-02	T&B Maintenance Center Toyama	Toyama City, Toyama Prefecture	2,454	August 1, 2024

ADL signed the trust beneficiary right purchase agreement for acquisition of real estate trust beneficiary interests of i Missions Park Atsugi 2, i Missions Park Kazo and i Missions Park Yoshikawa Minami on August 5, 2024.

Property type	Property number	Property name	Location	Planned acquisition price (millions of yen) (Note 1)	Planned acquisition date
Logistics real estate	L-15	i Missions Park Atsugi 2	Isehara City, Kanagawa Prefecture	4,712	November 1, 2024 or a date to be separately agreed with the seller
Logistics real estate	L-16	i Missions Park Kazo	Kazo City, Saitama prefecture	3,031	November 1, 2024 or a date to be separately agreed with the seller
Logistics real estate	L-17	i Missions Park Yoshikawa Minami (50% quasi co- ownership)	Yoshikawa City, Saitama prefecture	3,019	November 1, 2024 or a date to be separately agreed with the seller

iii. Change of tenant (Dissolution of lease and new lease agreement)

On March 12, 2024, ADL received a notification from e-LogiT co., ltd., which is a tenant at ADL’s investment assets i Missions Park Misato and i Missions Park Tokyo Adachi, that it would cancel the lease contract prior to the scheduled lease end date. The midterm cancellation of the said lease contract is expected to have an impact on ADL’s financial position and operating results from the 12th fiscal period onwards and the impact is currently being calculated.

Tenant Name	e-LogiT Co., Ltd.
Property Name	① i Missions Park Misato ② i Missions Park Tokyo Adachi
Lease area	① 22,664.74 m2 ② 27,979.20 m2
Percentage of the total leasable area of the property	100.0％ for both ① and ②
Percentage of total leasable area of ADL (Note 1)	① 4.4％ ② 5.4％
Lease cancellation date	A date yet to be determined

(Note 1) Cancellation area as a percentage of ADL total leasable area of 519,171.55 m2 as of the end of February 2024.

(Note 2) Rents, deposits and guarantees are not disclosed because the tenant's consent has not been obtained.

IRM decided to conclude a new fixed-term building lease agreement for i Missions Park Tokyo Adachi, which is owned by ADL, on June 28, 2024.

Tenant Name	Not disclosed (Note 1)
Leased floor area	14,186.15 m2
Ratio of the leased area to the total leasable area of the property	50.7％
Ratio of the leased area to the total leasable area of the Fund	2.7％ (Note 2)
Annual rent	Not disclosed (Note 1)
Deposits and guarantees	Not disclosed (Note 1)
Contract execution date	June 28, 2024
Contract period	July 1, 2024 - June 30, 2029

(Note 1) As the consent for disclosure has not been obtained from the tenant, it is not stated as the case where disclosure is not possible due to unavoidable circumstances.

(Note 2) Ratio of leased area to the total leasable area of 526,285.75 m2 of all assets owned by ADL as of June 28, 2024.

iv. Amendment of the Articles of Incorporation

As stipulated below, ADL resolved to propose as Proposal No. 3 of the General Unitholders’ Meeting amendments to its Articles of Incorporation will be made to provide for change in calculation methods for asset management fees to the asset management company.

(a) This change will amend calculation methods stipulated in the current Articles of Incorporation for asset management fees to the asset management company by adding a clause stating that, if ADL were to dissolve through the Merger, ADL shall deem a day prior to the effective date of the Merger the closing date of the fiscal period for which such fees are calculated.

(b) Moreover, a supplementary provision will be included to bring the aforementioned amendment to the Articles of Incorporation to effect on September 1, 2024, the beginning date of ADL’s operating period for the 13th fiscal period.

v. Execution of the Absorption-type Company Split Agreement between asset management companies

MFLM, the asset management company to which MFLP-REIT entrusts its asset management, and IRM, the asset management company to which ADL entrusts its asset management, respectively resolved to undertake the Absorption-type Company Split, with November 1, 2024 as the effective date of the Company Split, in alignment with the execution of the merger agreement between MFLP-REIT and ADL, and MFLM and IRM entered into the Company Split Agreement on August 5, 2024.

The Company Split is to be implemented in alignment with the Merger. As of the effective date of the Merger and the Company Split, the asset management agreement between ADL and IRM will be taken over from ADL to MFLP-REIT upon the Merger, and from IRM to MFLM upon the Company Split (note that such asset management agreement overlaps the asset management agreement between MFLP-REIT and MFLM, and thus such asset management agreement will be terminated immediately after the Merger on November 1, 2024, the effective date of the Merger, on the condition that the Merger be in effect).

As a result of the Merger and the Company Split, IRM will acquire MFLM’s shares as consideration for the company split and become a shareholder of MFLM (with 23% voting rights), and MFLP-REIT (i.e., MFLP-REIT after the Merger of MFLP-REIT and ADL) will entrust its asset management to MFLM.

Proposal No. 2 Cancellation of Asset Management Agreement with Mitsui Fudosan Logistics REIT Management Co., Ltd.

IRM, the asset management company of ADL, and MFLM, the asset management company of MFLP-REIT, plan to execute the Absorption-type Company Split, whereby MFLM that is to be the successor company in the absorption-type company split will take over the asset management business related to logistics facilities etc., which are entrusted to IRM by ADL, from IRM that is to be the splitting company in the absorption-type company split.

In anticipation of the Merger, ADL resolved to cancel the asset management agreement currently effective with IRM and set to be taken over by MFLM through the Absorption-type Company Split on November 1, 2024, the effective date of the Merger, subject to the Merger taking effect. This proposal seeks approval from the General Unitholders’ Meeting on this cancellation.

In addition, MFLP-REIT has concluded an asset management agreement with MFLM, which is expected to continuously engage in operations related to the management of assets held by MFLP, the surviving corporation in the absorption-type merger, after the Merger.

This proposal is subject to the condition that Proposal No. 1 “Approval of Absorption-Type Merger Agreement with Mitsui Fudosan Logistics Park Inc.” is approved as originally proposed.

Proposal No. 3 Partial Amendments to the Articles of Incorporation

1. Reasons for amendments

This proposal seeks to amend calculation methods stipulated in the current Articles of Incorporation for asset management fees to the asset management company by adding a clause stating that, if ADL were to dissolve through the Merger, ADL shall deem a day prior to the effective date of the Merger the closing date of the fiscal period for which such fees are calculated (Items to be Changed to the Articles of Incorporation are as presented in Exhibit)

Moreover, a supplementary provision will be included to bring the aforementioned amendment to the Articles of Incorporation to effect on September 1, 2024, the beginning date of ADL’s operating period for the 13th fiscal period (related to Chapter 11 and Article 41 of the amended Articles of Incorporation).

2. Content of amendments

The content of amendments is as presented in the following chart.

(The underlined sections indicate amendments.)

Current Articles of Incorporation	Proposed Amendments
(New)	Article 11 Supplementary Provision
(New)

Article 41 (Effective Date of the Amendments)

The amendments to the Articles of Incorporation as presented in Exhibit shall be effective from the beginning of ADL’s operating period for the 13th fiscal period (operating period beginning from September 1, 2024).

Exhibit Asset Management Fees to the Asset Management Company	Exhibit Asset Management Fees to the Asset Management Company
1. Fee system The fee system consists of Asset Management Fees I, II and III as well as acquisition fees, transfer fees and merger fees. (1) – (6) [Omitted]

1. Fee system

The fee system consists of Asset Management Fees I, II and III as well as acquisition fees, transfer fees and merger fees.

In addition, if ADL were to dissolve through a merger, ADL shall deem a day prior to the effective date of the merger the closing date of the fiscal period for which such fees are calculated.

(1) – (6) [No change]